Exhibit 99.1

   AMI Semiconductor, Inc. to Acquire Select Businesses of NanoAmp Solutions;
         Acquisition Enhances Ultra Low Power Medical Product Offering

     POCATELLO, Idaho--(BUSINESS WIRE)--July 31, 2006--AMI Semiconductor, Inc., subsidiary of AMIS Holdings, Inc. (Nasdaq:AMIS), today announced that it entered into an agreement to acquire the Ultra Low Power (ULP) six-transistor (6T) SRAM and medical System-on-Chip (SOC) ASIC businesses of NanoAmp Solutions Inc. for approximately $21 million in cash, plus an adjustment for closing inventory of the business. NanoAmp Solutions specializes in low-voltage and ULP memory and ASIC solutions for the wireless communication, industrial, medical, and networking market segments. Its ULP SRAM technology implemented in the 180 nm process is valued by medical customers as embedded IP for implantable medical SOC applications. Under conditions of the proposed sale, to be structured as an asset purchase, AMI Semiconductor, Inc. will acquire certain assets and assume certain liabilities related to NanoAmp Solutions' medical SOC business and its ULP 6T SRAM business, which collectively employ approximately 25 people in the United States, Korea and Taiwan.
     "By combining NanoAmp's class-leading ULP SRAM technology with our ULP mixed-signal and digital signal processing capabilities, we are able to enhance our core competencies and strengthen our leadership position in the implantable medical market," stated Christine King, president and CEO of AMI Semiconductor. "In addition, this acquisition adds medical-qualified ULP SRAM technology to our core competencies, available as embedded IP or as ASSPs, as well as new design wins in the 180nm Medical SOC market. This strengthens our commitment to provide unique, value-add solutions to our medical customers."
     "AMI and NanoAmp are both recognized IC suppliers to the implantable medical market; the pooling of respective technologies and resources would strengthen the new team's ability to provide ultra low power, integrated SOC solutions to serve our customers' future IC requirement," stated Hugo Chan, president of NanoAmp's Medical Group.
     The businesses to be acquired consist primarily of designs that are still in development; however, the SRAM business is currently providing revenue, anticipated at approximately $7 - $8 million for all of 2006. For the balance of 2006, the acquisition is expected to be neutral to non-GAAP earnings per share and be accretive by $0.01 per share in 2007. The transaction is expected to close during the third calendar quarter.

     About AMI Semiconductor

     AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region.

     About NanoAmp Solutions

     Headquartered in San Jose Calif., USA, NanoAmp Solutions is a privately held, fabless semiconductor company, which designs, manufactures, and markets industry-leading ultra low-power memory, ASIC and analog solutions for the wireless communication, industrial, medical, and networking market segments. The company's vision is to provide ultra-low-voltage and low-power semiconductor solutions that enable customers to create truly revolutionary new products. Additional information can be found on the Worldwide Web at http://www.nanoamp.com.

     Forward Looking Statements

     Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the anticipated 2006 revenue of the to be acquired SRAM business, the expectation that the acquisition will be neutral to non-GAAP earnings per share in 2006, the 2007 accretion effect of this acquisition, and the anticipated timing to close this acquisition. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the potential that the acquisition may not be neutral to non-GAAP earnings per share in 2006. The Company does not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.


     CONTACT: AMI Semiconductor, Pocatello
              Investor Relations Contact
              Wade Olsen, 208-234-6045
              wade_olsen@amis.com
              or
              Media Relations Contact:
              Tamera Drake, 208-234-6890
              tamera_drake@amis.com